Exhibit 99.1

MjLink.com Announces 1.3 Million Registered Users

Expanding its member base and market share in the rapidly growing global cannabis industry.

DENVER, CO – November 1, 2018 – MjLink.com, Inc., a wholly owned subsidiary of Social Life Network, Inc. (OTCQB: WDLF), announced today that the company has a total of 1.3 million registered users on both MjLink.com (their B2B social network) and WeedLife.com (their C2C social network). The company enables business professionals and consumers to connect, share and grow their industry knowledge and brand awareness through the most active online cannabis community in the world. In addition to breaking through the one-million-member milestone, for the first time since the cannabis social networks launch in 2013, they have surpassed 50 million monthly page views.

In an 8-K that Social Life Network submitted on September 25th, 2018, the Company announced the incorporation of MjLink.com, Inc., a wholly owned subsidiary that is planning an IPO on a Canadian exchange in 2019. Executive management has now targeted a minimum of $5M USD to be raised for that IPO, at a valuation of $35 million for MjLink.com, Inc.

“MjLink and WeedLife registering a combined 1.3 million members on our network, and exceeding 52 million monthly page views in October, is a very significant milestone for us,” says CEO, Ken Tapp. “More importantly is the number of monthly active user sessions and the amount of time they spend on our networks each month. This past month we saw 2.6 million user sessions of which 367 thousand were active registered members. By using the latest data from Statista.com that values social network active users at $97 a year for advertising consumption, we’ve arrived at a much more realistic value of $35M USD for MjLink, versus using our 1.3 million registered users to value the company, given not all of them are active users each month”, added Tapp.

Mark DiSiena, CFO of Social Life Network, noted that “We are only comfortable coming up with our social networks value based on real user traffic as of today, and not the unrealized user traffic a few years from now that many of the social networking companies prefer using when coming up with a pre-IPO valuation.”

About Social Life Network, Inc.

Social Life Network, Inc. is an artificial intelligence and blockchain powered social network and e-commerce technology company based in Denver Colorado. They launched their first social network, WeedLife.com, in the cannabis and hemp industry in 2013, and have since launched niche e-commerce social networks to meet the growing demand for social technology in the residential Real Estate industry and many sports verticals including Golf, Cycling, Tennis, Soccer, Hunting & Fishing world-wide. For more information, visit https://www.SocialNetwork.ai

Disclaimer

This news release may include forward-looking statements within the meaning of Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities and Exchange Act of 1934, as amended, with respect to achieving corporate objectives, developing additional project interests, the Company’s analysis of opportunities in the acquisition and development of various project interests and certain other matters. No information in this press release should be construed as any indication whatsoever of the Company’s or MjLink’s future financial results, revenues or stock price. There are no assurances that the Company will successfully take MjLink public in Canada. These statements are made under the “Safe Harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements contained herein.

Contact:

Investor Relations
IR@Social-Life-Network.com
855-933-3277